Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: The S&P 500 Futures 40% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker: “SPXI4EV6”) Underlying: July 28, 2026 Pricing date: Unless earlier redeemed, July 28, 2031 Valuation date: July 31, 2031 Maturity date: Approximately at least 7.25%* per annum, paid monthly Coupon: Monthly Coupon payment dates: 85% of the initial underlying value Downside threshold value: A downside event will occur if the final underlying value is less than the downside threshold value Downside event: 15% Buffer percentage: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon Automatic early redemption: Monthly, beginning after one year Autocall dates: 17332Y6X1 / US17332Y6X12 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the valuation date Final underlying value: (final underlying value − initial underlying value) / initial underlying value Underlying return: If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment plus : • If a downside event does not occur: $1,000 • If a downside event occurs: $1,000 + [$1,000 × (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Payment at maturity: $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated July 2 , 2026 Pricing Supplement: * The actual coupon will be determined on the pricing date. ** The hypotheticals assume the coupon will be set to the lowest value indicated in this offering summary. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Buffered Equity Linked Securities Linked to SPXI4EV6 Hypothetical Payment at Maturity Hypothetical Underlying Return $1,006.042 100.00% $1,006.042 75.00% $1,006.042 50.00% $1,006.042 25.00% $1,006.042 0.00% $1,006.042 - 15.00% $1,005.942 - 15.01% $856.042 - 30.00% $656.042 - 50.00% $456.042 - 70.00% $156.042 - 100.00% Hypothetical Payment at Maturity per Security** Hypothetical Redemption Hypothetical Payment on the Immediately Following Coupon Payment Date Hypothetical Percentage Change in Underlying on an Autocall Date Redeemed $1,006.042 100.00% Redeemed $1,006.042 50.00% Redeemed $1,006.042 25.00% Redeemed $1,006.042 0.00% Securities not redeemed $6.042 - 10.00% Securities not redeemed $6.042 - 20.00% Securities not redeemed $6.042 - 25.00% Securities not redeemed $6.042 - 75.00% Securities not redeemed $6.042 - 100.00% Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment Hypothetical Interim Payment per Security**

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for th e repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • Higher coupon rates are associated with greater risk. • The securities offer downside exposure to the underlying, but no upside exposure to the underlying. • The performance of the securities will depend on the closing value of the underlying solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to volatility of the underlying. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estim ate d value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have economic interests that are adverse to yours. • The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities . • If a material modification event occurs during the term of the securities, the issuer may redeem the securities early for an amount that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The U.S. federal tax consequences of an investment in the securities are unclear. • The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying F utu res Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • A significant portion of the underlying may be hypothetically uninvested, dampening returns. • The underlying may significantly underperform the S&P 500® Index. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. • The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the level of the underlying. • The manner in which the underlying measures underlying volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends t o be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - looking implied volatility. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You s hou ld read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.